Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains Holdings, Inc. Announces Debt Restructure and Reduction in Connection with Successful Debt Placement

WAYZATA, Minnesota, (November 6, 2012) Dakota Plains Holdings, Inc. (“Dakota Plains”), (OTCBB: DAKP) today announced the successful completion of a $22 million private placement of debt, including the extension and reduction of all existing debt.

DEBT RESTRUCTURE AND REDUCTION

Dakota Plains and its note holders have agreed to amend the previously disclosed additional payment structure in its notes issued November 2011 to provide for a 150 trading day pricing period rather than the initial 20 trading day pricing formula. The amended pricing period has resulted in a $13.9 million reduction of the additional payment.

Through this debt restructure and reduction, the maturity of approximately $3.9 million aggregate principal amount of notes issued November 2011 was extended to October 31, 2015 and the maturity of approximately $4.6 million aggregate principal amount of notes issued November 2011 was extended to March 1, 2014. Further, the previously disclosed additional payment was reduced and now consists of $11.97 million aggregate principal amount of notes due October 31, 2015 and approximately 1.8 million restricted common shares issued using a price of $4.00 per share. This represents a reduction of approximately $16 million in notes and an increase of 460,112 in the number of shares issued compared to the previously disclosed additional payment.

DEBT PLACEMENT

Dakota Plains also successfully placed approximately $6 million aggregate principal amount of new promissory notes due October 31, 2015 along with warrants to purchase an aggregate of 921,000 common shares at $4.00 per share.

Gabe Claypool, Dakota Plains CEO commented, “We are pleased to announce the extension and reduction of all of our short-term liabilities. In addition to the restructuring of our debt, the approximately $6 million in net cash proceeds from the new placement of notes will allow us to execute on all current growth initiatives of our business plan, including the acquisition of adjacent property under contract and the additional installation of infrastructure critical to the growth of our transloading, marketing and trucking businesses. Dakota Plains now has approximately $5 million in cash and $25 million in restricted cash held in joint venture accounts, compared to a total of approximately $26.6 million of long-term debt. We believe we are now fully funded with a solid balance sheet, no net debt and well positioned to generate positive cash flow in 2013 and beyond.”

About Dakota Plains Holdings, Inc.

Dakota Plains is focused on developing and owning crude oil and related product transloading facilities, and the marketing and transporting of crude oil originating within the Williston Basin of North Dakota and Montana. The company competes through its joint ventures by providing its customers with value-added benefits, including a full-service transloading facility, competitive pricing and an optimal geographic location that is centrally located in Mountrail County, North Dakota. Through its wholly owned subsidiaries, it participates in a joint venture that markets crude oil purchased at the wellhead, a joint venture that transloads crude oil into rail cars at a facility owned by the company in New Town, North Dakota, and a joint venture that transports crude oil by road through its trucking fleet, each of which is organized in the form of a limited liability company.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding estimated cash proceeds to us after expenses of the debt placement, the cash required for us to execute our business plan and our future cash flow. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission, including the current report on Form 8-K, filed March 23, 2012, as amended and supplemented by subsequent reports from time to time.

For more information, please contact:

Tim Brady, CFO

tbrady@dakotaplains.com

Phone: 952.473.9950

www.dakotaplains.com